Exhibit 99.1

Contact: Marc Cannon (954) 769-3146 cannonm@autonation.com Investor contact: Derek Fiebig (954) 769-7342 fiebigd@autonation.com

AUTONATION ANNOUNCES COMPLETION OF REFINANCING

FORT LAUDERDALE, Fla., (April 14, 2010) — AutoNation, Inc. (NYSE: AN), America’s largest automotive retailer, announced that today it closed its previously announced offering of $400 million aggregate principal amount of 6.75% senior unsecured notes due 2018 (referred to as the “2018 Notes”).

AutoNation also announced that today it accepted for payment all Floating Rate Notes due 2013 and 7% Senior Notes due 2014 (these two series of notes are referred to as the “old notes”) that were validly tendered prior to 5:00 p.m., New York City time, on April 13, 2010 (the “consent deadline”) pursuant to the previously announced cash tender offers and related consent solicitations. Holders of 99.6% of the outstanding Floating Rate Notes due 2013 and holders of 88.8% of the outstanding 7% Senior Notes due 2014, representing $263.3 million aggregate principal amount of old notes, validly tendered their old notes and provided their consents prior to the consent deadline. As a result of receiving consents from the holders of more than 50% of each series of the old notes, AutoNation entered into a supplemental indenture primarily to eliminate most of the restrictive covenants and certain events of default contained in the indenture for the old notes. The cash tender offers remain open for holders of old notes that have not yet tendered, and are scheduled to expire at 11:59 p.m., New York City time, on April 27, 2010, (the “expiration time”), unless extended or earlier terminated by AutoNation.

AutoNation also announced that today it entered into an amendment to the credit agreement governing its term loan and revolving credit facilities. Pursuant to such amendment, the maturity date for $479.4 million of term loan borrowings and $581.6 million of revolving credit commitments was extended from July 18, 2012 to July 18, 2014. The maturity date for $54.0 million of term loan borrowings and $57.0 million of revolving credit commitments, relating to lenders that did not consent to the extension, remains July 18, 2012. The size of the term loan facility was reduced from $600 million to $533.4 million, and the size of the revolving credit facility was reduced from $700 million to $638.6 million. The amendment also modified certain financial covenants, including an increase in the maximum leverage ratio from 2.75x to 3.25x and a decrease in the maximum capitalization ratio from 65% to 60%. In calculating the capitalization ratio, AutoNation is now permitted to exclude goodwill, franchise rights and long-lived asset impairments subsequent to 2007.

A portion of the proceeds from the sale of the 2018 Notes was used to pay $273.8 million (which included the consent payments and accrued and unpaid interest) for the old notes that were validly tendered prior to the consent deadline, and also to reduce borrowings under the term loan facility of the credit agreement. The remaining proceeds from the issuance of the 2018 Notes will be used to pay the consideration with respect to any additional old notes validly tendered prior to the expiration time, transaction fees and expenses and for general corporate purposes.

The depositary and information agent for the offers and consent solicitations is Global Bondholder Services Corporation. The dealer managers for the offers are Banc of America Securities LLC ((888) 292-0070 (toll-free), (980) 388-9217 (collect)), J.P. Morgan Securities Inc. ((866) 834-4666 (toll-free), (212) 834-3424 (collect)) and Wells Fargo Securities, LLC ((866) 309-6316 (toll-free), (704) 715-8341 (collect)).

This news release is for informational purposes only and does not constitute an offer to sell or the solicitation of an offer to buy the 2018 Notes or an offer to buy or the solicitation of an offer to sell the Company's Floating Rate Notes due 2013 or 7% Senior Notes due 2014. The offering of the 2018 Notes was made solely by means of a prospectus supplement and accompanying prospectus, which was filed with the SEC. A copy of the prospectus for the offering of the 2018 Notes may be obtained on the SEC’s website, www.sec.gov. The offers and the consent solicitations related to the old notes are being made only pursuant to the offer to purchase and consent solicitation statement, letter of transmittal and consent and related materials previously distributed to noteholders. Noteholders and investors should read carefully the offer to purchase and consent solicitation statement, letter of transmittal and consent and related materials because they contain important information, including the various terms of and conditions to the offers and the consent solicitation.

About AutoNation, Inc.

AutoNation, Inc., headquartered in Fort Lauderdale, Fla., is America’s largest automotive retailer and has been named America’s Most Admired Automotive Retailer by FORTUNE Magazine five times. A component of the Standard and Poor’s 500 Index, AutoNation owns and operates 249 new vehicle franchises in 15 states. For additional information, please visit www.autonation.com or corp.autonation.com/investors.

Forward-Looking Statements

This news release may contain forward-looking statements. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. Words such as “anticipates,” “expects,” “intends,” “goals,” “plans,” “believes,” “continues,” “may,” “will” and variations of such words and similar expressions are intended to identify such forward-looking statements. Our forward-looking statements reflect our current expectations, and they involve known and unknown risks, uncertainties and other factors that are difficult to predict and may cause our actual results, performance or achievements to be materially different from any future results, performance and achievements expressed or implied by these statements. These risks, uncertainties and other factors include, among others: economic conditions generally; conditions in the credit markets and changes in interest rates; assumptions and expectations relating to financial covenants contained in our debt agreements; the success and financial viability of vehicle manufacturers and distributors with which we hold franchises; factors affecting our goodwill and other intangible asset impairment testing; natural disasters and other adverse weather events; restrictions imposed by vehicle manufacturers; the resolution of legal and administrative proceedings; regulatory factors affecting our business; and other factors described in our news releases and filings made under the securities laws, including, among others, our Annual Reports on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. Forward-looking statements contained in this news release speak only as of the date of this news release, and we undertake no obligation to update these forward-looking statements to reflect subsequent events or circumstances.

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